Exhibit 99.B(d)(1)(iii)

November 30, 2015

Voya Series Fund, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 30, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Series Fund, Inc. (the “Agreement”), we hereby notify you of our intention to modify the annual management fee for Voya Capital Allocation Fund (the “Fund”), effective as of November 30, 2015.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the modified annual management fee for the Fund, reflecting a trifurcated fee schedule, is attached hereto.

Please signify your acceptance to the modified annual management fee for the aforementioned Fund by signing below.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Series Fund, Inc.
(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SERIES FUND, INC.

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee (as a percentage of average daily net assets)
Voya Capital Allocation Fund

Direct Investments(1)

0.900% on first $500 million of assets;

0.875% on next $500 million of assets;

0.850% on next $500 million of assets;

0.825% on next $500 million of assets; and

0.800% thereafter

Unaffiliated Funds/ETFs(2) and Derivatives

0.400%

Underlying Funds(3)

0.180% on assets

Voya Corporate Leaders 100 Fund	0.500% on first $500 million of assets; 0.450% on next $500 million of assets; and 0.400% thereafter

(1)         “Direct Investments” shall mean assets which are not Underlying Funds, Unaffiliated Funds/ETFs or Derivatives.

(2)         “Unaffiliated Funds/ETFs” shall mean investment companies, including exchange traded funds, that are not within the Voya family of funds.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

(3)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

Series	Annual Management Fee (as a percentage of average daily net assets)
Voya Global Target Payment Fund	Direct Investments(4) 0.400% on assets Underlying Funds(5) 0.180% on assets

Voya Mid Cap Value Advantage Fund	0.550% on first $500 million of assets; 0.525% on next $250 million of assets; 0.500% on next $1.25 billion of assets; and 0.475% thereafter

Voya Money Market Fund	0.500% on first $500 million of assets; 0.450% on next $500 million of assets; 0.440% on next $1 billion of assets; 0.430% on next $1 billion of assets; and 0.400% thereafter

Voya Small Company Fund	0.950% on first $250 million of assets; 0.900% on next $250 million of assets; 0.875% on next $250 million of assets; 0.850% on next $1.25 billion of assets; and 0.825% thereafter

(4)         A “Direct Investment” is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

(5)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.